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                                                                     EXHIBIT 5.1




VEDDER PRICE    VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                222 NORTH LASALLE STREET
                CHICAGO, ILLINOIS  60601-1003
                312-609-7500
                FACSIMILE: 312-609-5005


                A PARTNERSHIP INCLUDING VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C. WITH OFFICES IN CHICAGO AND NEW YORK CITY


                                                  July 19, 1996

North Shore Community Bancorp, Inc.
1145 Wilmette Avenue
Wilmette, Illinois  60091

Lake Forest Bancorp, Inc.
727 North Bank Lane
Lake Forest, Illinois  60045

Hinsdale Bancorp, Inc.
25 East First Street
Hinsdale, Illinois  60521

Libertyville Bancorp, Inc.
507 North Milwaukee Avenue
Libertyville, Illinois  60048

Crabtree Capital Corporation
475 North Martingale Road
Schaumburg, Illinois  60173

Gentlemen:

         Reference is hereby made to the Form S-4 Registration Statement (the "Registration Statement") filed by Wintrust Financial Corporation, an Illinois corporation ("Wintrust") as amended, relating to the registration of up to 6,639,042 shares of Wintrust's common stock, without par value ("Wintrust Common Stock"), and 175,731 warrants, each representing the right to acquire one share of Wintrust Common Stock at $15.00 per share. Such shares and warrants will be issued to holders of common stock and warrants of: Lake Forest Bancorp, Inc.,
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a Delaware corporation ("Lake Forest"), Hinsdale Bancorp, Inc., an Illinois
corporation ("Hinsdale"), Libertyville Bancorp, Inc., an Illinois corporation ("Libertyville"), Crabtree Capital Corporation, a Delaware corporation ("Crabtree"), and North Shore Community Bancorp, Inc., an Illinois corporation ("North Shore"), in connection with and pursuant to the proposed Reorganization (the "Reorganization") of North Shore, Lake Forest, Hinsdale, Libertyville and Crabtree into Wintrust in accordance with the terms and conditions of that certain Amended and Restated Agreement and Plan of Reorganization dated as of May 28, 1996 (the "Reorganization Agreement"). We have acted as counsel for the parties in connection with certain legal matters related to the Reorganization.

         It is our opinion that such shares and warrants to purchase shares of Wintrust Common Stock, when issued in accordance with and pursuant to the terms of the Reorganization Agreement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion in connection with said Registration Statement and to the use of our name under the heading "Legal Matters" in the Joint Proxy Statement/Prospectus included therein.

                                                Very truly yours,

                                                VEDDER PRICE, KAUFMAN & KAMMHOLZ